Contact:     Pete Bakel     Resource Center: 1-800-732-6643
202-752-2034                                     Exhibit 99.1    Date:    February 14, 2019

Fannie Mae Reports Net Income of $16.0 Billion and
Comprehensive Income of $15.6 Billion for 2018

Fannie Mae Reports Net Income of $3.2 Billion and
Comprehensive Income of $3.2 Billion for Fourth Quarter 2018

Fourth Quarter and Full Year 2018 Results

“We enjoyed a solid quarter based on a strong credit environment in a business that is driven by guarantee fee income rather than the retained mortgage investment portfolio, which continues to decline.

“The core of our business is helping our customers provide America’s homeowners and renters with the best possible experience. Customers are at the core of everything we do.

“Looking ahead, we will continue working with our customers and other partners on critical challenges, such as increasing the supply of affordable housing and driving digital transformation of the mortgage industry.”

Hugh R. Frater,
Chief Executive Officer

•	Fannie Mae reported 2018 net income of $16.0 billion and fourth quarter 2018 net income of $3.2 billion, reflecting the strength of the company’s underlying business fundamentals.

•	Fannie Mae expects to pay a $3.2 billion dividend to Treasury by March 31, 2019. Through the fourth quarter of 2018, the company has paid $175.8 billion in dividends to Treasury.

Business Highlights

•
Fannie Mae provided approximately $512 billion in liquidity to the mortgage market in 2018 and was the largest issuer of single-family mortgage-related securities in the secondary market for the full year and fourth quarter of 2018. More than 56% of the single-family mortgage loans the company acquired were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing. The company’s estimated market share of new single-family mortgage-related securities issuances was 39% for full year 2018 and 37% for the fourth quarter of 2018.

•
Fannie Mae completed its first Connecticut Avenue Securities® (CAS) offering under a Real Estate Mortgage Investment Conduit (CAS REMIC™) structure in November 2018. This new structure achieves insurance accounting treatment for CAS, which aligns the timing of the recognition of CAS benefits with credit losses. The structure also is designed to promote the continued growth of the market by expanding the potential investor base for these securities and limiting investor exposure to Fannie Mae counterparty risk, without disrupting the To-Be-Announced (TBA) MBS market.

•
Fannie Mae has transferred a portion of the credit risk on single-family mortgages with an unpaid principal balance of more than $1.5 trillion since 2013, measured at the time of the transactions, including approximately $354.0 billion in 2018. As of December 31, 2018, $1.1 trillion in single-family mortgages or approximately 39% of the loans in the company’s single-family conventional guaranty book of business, measured by unpaid principal balance, were covered by a credit risk transfer transaction.

•
Fannie Mae provided $65.4 billion in multifamily financing in 2018, which supported 777,000 units of multifamily housing. More than 90% of the multifamily units the company financed were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing. Fannie Mae was one of the largest issuers of Green Bonds in the world in 2018, issuing more than $20 billion in Green MBS during the year and increasing the multifamily green financing book of business to more than $50 billion.

•
Fannie Mae continued to share credit risk with lenders on nearly 100% of the company’s new multifamily business volume through its Delegated Underwriting and Servicing (DUS®) program. To complement the company’s lender loss sharing program, the company completed its third and fourth multifamily Credit Insurance Risk Transfer™ (CIRT™) transactions in 2018, which covered multifamily loans with an unpaid principal balance of approximately $22.0 billion.

Fourth Quarter and Full Year 2018 Results	1

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported annual net income of $16.0 billion and annual comprehensive income of $15.6 billion. For the fourth quarter of 2018, Fannie Mae reported net income and comprehensive income of $3.2 billion. The company reported a net worth of $6.2 billion as of December 31, 2018. As a result, Fannie Mae expects to pay a $3.2 billion dividend to Treasury by March 31, 2019.
SUMMARY OF FANNIE MAE’S FINANCIAL PERFORMANCE
Consolidated Results
(Dollars in billions)
Fannie Mae’s pre-tax income was $20.1 billion in 2018, compared with $18.4 billion in 2017. The increase in the company’s pre-tax income in 2018 compared with 2017 was driven primarily by a shift to fair value gains from fair value losses and an increase in credit-related income, partially offset by a decrease in fee and other income.
Fannie Mae’s net income of $16.0 billion for 2018 compares with net income of $2.5 billion for 2017. The increase in net income for 2018 compared with 2017 was driven primarily by the absence of a $9.9 billion one-time charge for federal income taxes recorded in 2017 and the lower corporate tax rate in effect as a result of the Tax Cuts and Jobs Act of 2017.

Fourth Quarter and Full Year 2018 Results	2

Summary of Financial Results

(Dollars in millions)	4Q18	3Q18	Variance	2018	2017	Variance
Net interest income	$4,973	$5,369	$(396)	$20,951	$20,733	$218
Fee and other income	149	271	(122)	979	2,227	(1,248)
Net revenues	5,122	5,640	(518)	21,930	22,960	(1,030)
Investment gains, net	259	166	93	952	1,522	(570)
Fair value gains (losses), net	(539)	386	(925)	1,121	(1,211)	2,332
Administrative expenses	(814)	(740)	(74)	(3,059)	(2,737)	(322)
Credit-related income
Benefit for credit losses	1,080	716	364	3,309	2,041	1,268
Foreclosed property expense	(157)	(159)	2	(617)	(521)	(96)
Total credit-related income	923	557	366	2,692	1,520	1,172
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(586)	(576)	(10)	(2,284)	(2,096)	(188)
Other expenses, net	(307)	(377)	70	(1,253)	(1,511)	258
Income before federal income taxes	4,058	5,056	(998)	20,099	18,447	1,652
Provision for federal income taxes	(828)	(1,045)	217	(4,140)	(15,984)	11,844
Net income	$3,230	$4,011	$(781)	$15,959	$2,463	$13,496
Total comprehensive income	$3,239	$3,975	$(736)	$15,611	$2,257	$13,354

Net revenues, which consist of net interest income and fee and other income, were $5.1 billion for the fourth quarter of 2018, compared with $5.6 billion for the third quarter of 2018. For the year, net revenues were $21.9 billion, compared with $23.0 billion in 2017.
Net interest income was $5.0 billion for the fourth quarter of 2018, compared with $5.4 billion for the third quarter of 2018. For 2018, net interest income was $21.0 billion, compared with $20.7 billion for 2017. The decrease in net interest income for the fourth quarter was due primarily to lower amortization income driven by lower mortgage prepayment activity, partially offset by higher base guaranty fee income. The increase in net interest income for the year was due primarily to an increase in the size of the company’s guaranty book of business and loans with higher base guaranty fees compared with 2017, partially offset by lower amortization income.
Fannie Mae’s net interest income is derived from two primary sources: guaranty fees the company receives for managing the credit risk on loans underlying Fannie Mae MBS held by third parties; and the difference between interest income earned on the assets in the company’s retained mortgage portfolio and its other investments portfolio and the interest expense associated with the debt that funds those assets. More than 75 percent of Fannie

Fourth Quarter and Full Year 2018 Results	3

Mae’s 2018 net interest income was derived from the loans underlying Fannie Mae MBS in consolidated trusts, which primarily generate income through guaranty fees.
Net fair value losses were $539 million in the fourth quarter of 2018, compared with $386 million in gains in the third quarter of 2018. Net fair value losses in the fourth quarter of 2018 were due primarily to decreases in interest rates at the end of the fourth quarter of 2018. For the year, net fair value gains were $1.1 billion, compared with $1.2 billion in losses in 2017. Net fair value gains for 2018 were due primarily to increasing interest rates in the first three quarters of the year and widening spreads between CAS yields and LIBOR during the year resulting in fair value gains. The estimated fair value of the company’s derivatives, trading securities, and other financial instruments carried at fair value may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage and credit spreads, implied volatility, and activity related to these financial instruments.
Credit-related income (expense) consists of a benefit or provision for credit losses and foreclosed property expense. Credit-related income was $923 million in the fourth quarter of 2018, compared with $557 million in the third quarter of 2018. The increase in credit-related income in the fourth quarter was driven primarily by lower projected future interest rates and higher forecasted home prices. Credit-related income was $2.7 billion in 2018, compared with $1.5 billion in 2017. The increase in credit-related income for the year was driven primarily by the redesignation of certain reperforming and nonperforming mortgage loans from held-for-investment to held-for-sale and higher actual home prices.

Fourth Quarter and Full Year 2018 Results	4

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae provided approximately $512 billion in liquidity to the mortgage market in 2018, including approximately $122.5 billion in liquidity in the fourth quarter of 2018. Through its purchases and guarantees of mortgage loans in 2018, Fannie Mae acquired approximately 1.9 million mortgage loans.
Fannie Mae also financed approximately 777,000 units of multifamily housing in 2018, including approximately 229,000 in the fourth quarter of 2018.

Fourth Quarter and Full Year 2018 Results	5

SUMMARY OF FOURTH QUARTER AND FULL YEAR 2018 BUSINESS SEGMENT RESULTS
Fannie Mae’s two reportable business segments—Single-Family and Multifamily—engage in complementary business activities to provide liquidity, access to credit, and affordability in all U.S. housing markets at all times, while effectively managing and reducing risk to Fannie Mae’s business, taxpayers, and the housing finance system. Fannie Mae is pursuing four strategic objectives: advancing a sustainable and reliable business model with low risk to the housing finance system and taxpayers; providing great service to its customers and partners, enabling them to serve the needs of American households more effectively; supporting and sustainably increasing access to credit and affordable housing; and building a simple, efficient, innovative, and continuously improving company.

Business Segments
Single-Family Business

(Dollars in millions)	4Q18	3Q18	Variance	2018	2017	Variance
Single-Family Segment:
Net interest income	$4,208	$4,670	$(462)	$18,162	$18,212	$(50)
Fee and other income	144	79	65	450	1,378	(928)
Net revenues	4,352	4,749	(397)	18,612	19,590	(978)
Investment gains, net	210	146	64	850	1,352	(502)
Fair value gains (losses), net	(519)	417	(936)	1,210	(1,188)	2,398
Administrative expenses	(703)	(636)	(67)	(2,631)	(2,391)	(240)
Credit-related income	934	582	352	2,709	1,550	1,159
TCCA fees	(586)	(576)	(10)	(2,284)	(2,096)	(188)
Other expenses, net	(328)	(282)	(46)	(1,012)	(1,004)	(8)
Income before federal income taxes	3,360	4,400	(1,040)	17,454	15,813	1,641
Provision for federal income taxes	(710)	(938)	228	(3,708)	(14,301)	10,593
Net income	$2,650	$3,462	$(812)	$13,746	$1,512	$12,234

Financial Results

•
Single-Family net income was $2.7 billion in the fourth quarter of 2018, compared with $3.5 billion in the third quarter of 2018. The decrease in net income in the fourth quarter was driven primarily by:

◦	fair value losses in the fourth quarter compared to fair value gains in the third quarter, driven by a decrease in interest rates in the fourth quarter, and

◦	lower net interest income driven primarily by lower amortization income in the fourth quarter, resulting from decreased mortgage prepayment rates.

▪
For the year, single-family net income was $13.7 billion, compared with $1.5 billion in 2017. The increase in single-family net income in 2018 was driven primarily by the absence of a one-time charge for federal income taxes recorded in 2017 that resulted from the enactment of the Tax Cuts and Jobs Act of 2017.

Business Highlights

•
The single-family guaranty book of business continued to grow in the fourth quarter of 2018, while the average charged guaranty fee, net of Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees, on the single-family guaranty book in the fourth quarter increased slightly from the prior quarter to 43.0 basis points.

•
Fannie Mae’s single-family business provided $446.6 billion in liquidity to the mortgage market in 2018. Through its purchases and guarantees of mortgage loans in 2018, the company acquired approximately 1.9 million mortgage loans that comprised 1.2 million home purchases and 713,000 refinancings.

Fourth Quarter and Full Year 2018 Results	6

•	The single-family serious delinquency rate decreased from 0.82% as of September 30, 2018 to 0.76% as of December 31, 2018, driven by improved loan payment performance and nonperforming loan sales.
Multifamily Business

(Dollars in millions)	4Q18	3Q18	Variance	2018	2017	Variance
Multifamily Segment:
Net interest income	$765	$699	$66	$2,789	$2,521	$268
Fee and other income	5	192	(187)	529	849	(320)
Net revenues	770	891	(121)	3,318	3,370	(52)
Fair value losses, net	(20)	(31)	11	(89)	(23)	(66)
Administrative expenses	(111)	(104)	(7)	(428)	(346)	(82)
Credit-related income (expense)	(11)	(25)	14	(17)	(30)	13
Other income (expense)	70	(75)	145	(139)	(337)	198
Income before federal income taxes	698	656	42	2,645	2,634	11
Provision for federal income taxes	(118)	(107)	(11)	(432)	(1,683)	1,251
Net income	$580	$549	$31	$2,213	$951	$1,262
Financial Results

•
Multifamily net income was $580 million in the fourth quarter of 2018, compared with $549 million in the third quarter of 2018. The increase in net income for the fourth quarter of 2018 was driven partially by an increase in guaranty fee revenue as the multifamily book grew during the quarter.

•
Multifamily net income was $2.2 billion in 2018, compared with $951 million in 2017. The increase in multifamily net income in 2018 was driven primarily by the absence of a one-time charge for federal income taxes recorded in 2017 that resulted from the enactment of the Tax Cuts and Jobs Act of 2017. The increase also was driven by an increase in guaranty fee revenue as the multifamily book grew during the year. This was partially offset by a decrease in fee and other income driven by lower yield maintenance revenue as a result of rising interest rates.

Business Highlights

•
The multifamily guaranty book of business continued to grow in the fourth quarter of 2018, reaching over $300 billion, while the average charged guaranty fee on the multifamily book decreased slightly to 75.4 basis points as of December 31, 2018.

•
New multifamily business volume was $21.4 billion in the fourth quarter of 2018, an increase from $18.2 billion in the third quarter. Multifamily new business volume totaled $65.4 billion for 2018, of which approximately 46% counted toward the Federal Housing Finance Agency’s (FHFA) 2018 multifamily volume cap.

•
Fannie Mae’s multifamily financing in 2018 supported 777,000 units of multifamily housing. More than 90% of the multifamily units the company financed were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing.

•
The multifamily serious delinquency rate decreased from 0.07% as of September 30, 2018 to 0.06% as of December 31, 2018, driven primarily by a decrease in hurricane-impacted loans with interim forbearances.

Fourth Quarter and Full Year 2018 Results	7

CREDIT RISK TRANSFER TRANSACTIONS
Fannie Mae continues to innovate and improve its credit risk transfer programs, expanding the types of loans covered and promoting the continued growth of the credit risk transfer market. For single-family mortgages, Fannie Mae has relied principally on two types of transactions to transfer credit risk: its Connecticut Avenue Securities® (CAS) transactions and its Credit Insurance Risk Transfer (CIRT) transactions. In these transactions, the company transfers to investors a portion of the credit risk associated with losses on a reference pool of mortgage loans and in exchange pays investors a premium that effectively reduces the guaranty fee income the company retains on the loans.
In November 2018, Fannie Mae completed its first CAS offering under a new Real Estate Mortgage Investment Conduit (REMIC) structure. This new structure achieves insurance accounting treatment for CAS, which aligns the timing of the recognition of CAS benefits with credit losses. The structure also is designed to promote the continued growth of the market by expanding the potential investor base for these securities and limiting investor exposure to Fannie Mae counterparty risk, without disrupting the To-Be-Announced (TBA) MBS market. For a description of the CAS REMIC structure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Single-Family Business—Single-Family Credit Risk Transfer Transactions” in the company’s 2018 Form 10-K.
Fannie Mae continued to transfer a portion of the credit risk on multifamily mortgages, and nearly 100% of the company’s new multifamily business volume had lender risk-sharing primarily through the company’s Delegated Underwriting and Servicing (DUS®) model in 2018. To complement the company’s lender loss sharing program through DUS, Fannie Mae also transferred a portion of the mortgage credit risk on multifamily loans in its multifamily guaranty book of business to insurers or reinsurers through multifamily CIRT transactions. In 2018, the company completed its third and fourth multifamily CIRT transactions.
COMMON SECURITIZATION PLATFORM AND SINGLE SECURITY INITIATIVE
In pursuit of the strategic goals identified by Fannie Mae’s conservator, for the past several years the company has been working with FHFA, Freddie Mac, and Common Securitization Solutions (CSS) on the development of a common securitization platform that Fannie Mae expects to use to perform certain aspects of the securitization process beginning in 2019. The company has also been working toward developing and implementing a single-family uniform mortgage-backed security (UMBS) for Fannie Mae and Freddie Mac.
The intended purpose of the common securitization platform, which is operated by CSS, is to replace certain elements of Fannie Mae’s and Freddie Mac’s proprietary systems for securitizing mortgages and performing associated back office and administrative functions. In addition, FHFA specified that the design of the common securitization platform should allow for the integration of additional market participants in the future.
The UMBS is intended to maximize liquidity for both Fannie Mae and Freddie Mac mortgage-backed securities in the TBA market. In March 2018, FHFA announced that Fannie Mae and Freddie Mac will start issuing these UMBS in June 2019.
Once UMBS are issued, lender customers, securities dealers, and other investors will be able to swap UMBS issued by either Fannie Mae or Freddie Mac for a new form of structured security issued and guaranteed by Fannie Mae that combines collateral and provides Fannie Mae’s guaranty of principal and interest on the underlying UMBS, even if that UMBS was not issued by Fannie Mae. The company expects that once it begins issuing UMBS, the vast majority of its single-family MBS will be issued as UMBS.
Historically, Fannie Mae MBS had a trading advantage over comparable Freddie Mac PCs. One of FHFA’s stated objectives for the Single Security Initiative is to reduce the costs to Freddie Mac and taxpayers that result from differences in liquidity of Fannie Mae MBS and Freddie Mac PCs. In the last couple of years, as the implementation date of the Single Security Initiative has drawn closer, Fannie Mae MBS and comparable Freddie Mac PCs have been trading at or near parity. See “Risk Factors” in the company’s 2018 Form 10-K for a discussion of the risks to our business associated with the Single Security Initiative.

Fourth Quarter and Full Year 2018 Results	8

FINANCIAL PERFORMANCE OUTLOOK
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, certain factors could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae expects quarterly volatility in its financial results due to a number of factors, particularly changes in market conditions that result in fluctuations in the estimated fair value of derivatives and other financial instruments that it marks to market through its earnings. Other factors that may result in volatility in the company’s quarterly financial results include developments that affect its loss reserves, such as redesignations of loans held for investment to held for sale, changes in interest rates, home prices or accounting standards, or events such as natural disasters, and other factors, as the company discusses in “Risk Factors” and “MD&A—Consolidated Results of Operations—Credit-Related Income (Expense)” in the company’s 2018 Form 10-K.
Additional factors may affect Fannie Mae’s profitability in the future. While the redesignation of reperforming and nonperforming loans from held-for-investment to held-for-sale has been a significant driver of credit-related income in recent periods, the company may see a reduced impact from this activity in the future to the extent the population of loans it is considering for redesignation declines. Further, Fannie Mae’s implementation of the Current Expected Credit Loss (CECL) standard on January 1, 2020 may introduce volatility in the company’s results thereafter as credit-related income or expense will include expected lifetime losses and thus become more sensitive to fluctuations in the factors detailed above. In addition, a rising interest rate environment and possible decreases in Fannie Mae’s retained mortgage portfolio could result in a decrease in the company’s net interest income in 2019.
The potential for significant volatility in the company’s financial results could result in a net loss in a future quarter. Fannie Mae is permitted to retain up to $3.0 billion in capital reserves as a buffer in the event of a net loss in a future quarter. However, any net loss the company experiences in the future could be greater than the amount of its capital reserves, resulting in a net worth deficit for that quarter. If the company experiences a net worth deficit in a future quarter, it will be required to draw additional funds from Treasury under the senior preferred stock purchase agreement to avoid being placed into receivership. See “Risk Factors” in the company’s 2018 Form 10-K for a discussion of the risks associated with the limitations on the company’s ability to rebuild its capital reserves, including factors that could result in a net loss or net worth deficit in a future quarter.

ABOUT FANNIE MAE’S CONSERVATORSHIP AND AGREEMENTS WITH TREASURY
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Treasury has made a commitment under a senior preferred stock purchase agreement to provide funding to Fannie Mae under certain circumstances if the company has a net worth deficit. Pursuant to this agreement and the senior preferred stock the company issued to Treasury in 2008, the Director of FHFA has directed Fannie Mae to pay dividends to Treasury on a quarterly basis since entering into conservatorship in 2008 for every dividend period for which dividends were payable.

Fourth Quarter and Full Year 2018 Results	9

The chart below shows the funds Fannie Mae has drawn from Treasury pursuant to the senior preferred stock purchase agreement, as well as the dividend payments the company has made to Treasury on the senior preferred stock, since entering into conservatorship.

Treasury Draws and Dividend Payments: 2008 - 2018
(Dollars in billions)

(1)	Under the terms of the senior preferred stock purchase agreement, dividend payments we make to Treasury do not offset our prior draws of funds from Treasury. Amounts may not sum due to rounding.

(2)	Treasury draws are shown in the period for which requested, not when the funds were received by us. Draw requests have been funded in the quarter following a net worth deficit.
Fannie Mae expects to pay Treasury a first quarter 2019 dividend of $3.2 billion by March 31, 2019. The senior preferred stock provides for dividends each quarter in the amount, if any, by which the company’s net worth as of the end of the prior quarter exceeds a $3.0 billion capital reserve amount.
As of the date of this filing, the maximum amount of remaining funding under the agreement is $113.9 billion. If the company were to draw additional funds from Treasury under the agreement with respect to a future period, the amount of remaining funding under the agreement would be reduced by the amount of our draw. Dividend payments the company makes to Treasury do not restore or increase the amount of funding available to it under the agreement.
For a description of the terms of the senior preferred stock purchase agreement and the senior preferred stock, see “Conservatorship, Treasury Agreements and Housing Finance Reform—Treasury Agreements” in the company’s 2018 Form 10-K.
Although Treasury owns Fannie Mae’s senior preferred stock and a warrant to purchase 79.9% percent of the company’s common stock, and has made a commitment under a senior preferred stock purchase agreement to provide the company with funds to maintain a positive net worth under specified conditions, the U.S. government does not guarantee the company’s securities or other obligations.
Fannie Mae’s financial statements for the full year of 2018 are available in the accompanying Annex; however, investors and interested parties should read the company’s 2018 Form 10-K, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2018 Form 10-K. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “Fourth Quarter and Full Year 2018 Financial Supplement” at www.fanniemae.com.

Fourth Quarter and Full Year 2018 Results	10

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: the company’s future profitability, financial condition and results of operations and the factors that will affect them; the company’s dividend payments to Treasury; the company’s retained mortgage portfolio; the company’s expectations regarding the implementation and its use of the common securitization platform and the implementation and impact of the Single Security Initiative, as well as the company’s issuances of UMBS; the company’s plans relating to and the effects of the company’s credit risk transfer transactions; other factors that could affect or mitigate the company’s credit risk exposure; payments to HUD and Treasury funds under the GSE Act; the consequences of conservatorship, any end or change to conservatorship, and possible receivership; the impact of accounting guidance and accounting changes on the company’s business or financial results, including the impact of impairment accounting guidance; the impact of legislation and regulation on the company’s business or financial results; mortgage market and economic conditions (including home price appreciation rates) and the impact of such conditions on its business or financial results; the company’s serious delinquency rate and the factors that will affect its serious delinquency rate; the performance of the loans in the company’s book of business and factors that will affect such performance; the company’s loan acquisitions and the credit risk profile of such acquisitions; factors that will affect our liquidity and ability to meet our debt obligations and factors relating to the company’s liquidity contingency plans; and the company’s response to legal and regulatory proceedings and their impact on our business or financial condition. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; the company’s future serious delinquency rates; the company’s future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability; changes in borrower behavior; the volume of loans it modifies; the effectiveness of its loss mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming and reperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; the stability and adequacy of the systems and infrastructure that impact our operations, including the company’s and those of its counterparties and other third parties on which the business relies; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as the enactment of housing finance reform legislation; actions by FHFA, Treasury, the Department of Housing and Urban Development or other regulators that affect the company’s business; the size, composition and quality of the company’s guaranty book of business and retained mortgage portfolio; the competitive landscape in which the company operates, including the impact of legislative or other developments on levels of competition in its industry and other factors affecting its market share; the life of the loans in the company’s guaranty book of business; future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, in its role as the company’s conservator or as its regulator, such as changes in the type of business the company does or the implementation of the Single Security Initiative; limitations on the company’s business imposed by FHFA, in its role as the company’s conservator or as its regulator; the conservatorship, including any changes to or termination (by receivership or otherwise) of the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified executives and other employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; domestic and global political risks and uncertainties; natural disasters, environmental disasters, terrorist attacks, pandemics, or other major disruptive events; cyber attacks or other information security breaches or threats; and many other factors, including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2018, and elsewhere in this release.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of Americans. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

Fourth Quarter and Full Year 2018 Results	11

ANNEX
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions)

	As of December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$25,557	$32,110
Restricted cash (includes $17,849 and $22,132, respectively, related to consolidated trusts)	23,866	28,150
Federal funds sold and securities purchased under agreements to resell or similar arrangements	32,938	19,470
Investments in securities:
Trading, at fair value (includes $3,061 and $747, respectively, pledged as collateral)	41,867	34,679
Available-for-sale, at fair value	3,429	4,843
Total investments in securities	45,296	39,522
Mortgage loans:
Loans held for sale, at lower of cost or fair value	7,701	4,988
Loans held for investment, at amortized cost:
Of Fannie Mae	113,039	162,809
Of consolidated trusts	3,142,858	3,029,812
Total loans held for investment (includes $8,922 and $10,596, respectively, at fair value)	3,255,897	3,192,621
Allowance for loan losses	(14,203)	(19,084)
Total loans held for investment, net of allowance	3,241,694	3,173,537
Total mortgage loans	3,249,395	3,178,525
Deferred tax assets, net	13,188	17,350
Accrued interest receivable, net (includes $7,928 and $7,560, respectively, related to consolidated trusts)	8,490	8,133
Acquired property, net	2,584	3,220
Other assets	17,004	19,049
Total assets	$3,418,318	$3,345,529
LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $9,133 and $8,598, respectively, related to consolidated trusts)	$10,211	$9,682
Debt:
Of Fannie Mae (includes $6,826 and $8,186, respectively, at fair value)	232,074	276,752
Of consolidated trusts (includes $23,753 and $30,493, respectively, at fair value)	3,159,846	3,053,302
Other liabilities (includes $356 and $492, respectively, related to consolidated trusts)	9,947	9,479
Total liabilities	3,412,078	3,349,215
Commitments and contingencies (Note 16)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	120,836	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(127,335)	(133,805)
Accumulated other comprehensive income	322	553
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (deficit) (See Note 1: Senior Preferred Stock Purchase Agreement, Senior Preferred Stock and Warrant for information on our dividend obligation to Treasury)	6,240	(3,686)
Total liabilities and equity (deficit)	$3,418,318	$3,345,529

See Notes to Consolidated Financial Statements in 2018 Form 10-K

Fourth Quarter and Full Year 2018 Results	12

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars in millions, except per share amounts)

	For the Year Ended December 31,
	2018	2017	2016
Interest income:
Trading securities	$1,336	$706	$516
Available-for-sale securities	230	335	620
Mortgage loans (includes $107,964, $100,593 and $95,266, respectively, related to consolidated trusts)	114,605	108,319	104,642
Federal funds sold and securities purchased under agreements to resell or similar arrangements	742	373	141
Other	136	123	102
Total interest income	117,049	109,856	106,021
Interest expense:
Short-term debt	(468)	(250)	(206)
Long-term debt (includes $89,682, $82,580 and $77,575, respectively, related to consolidated trusts)	(95,630)	(88,873)	(84,520)
Total interest expense	(96,098)	(89,123)	(84,726)
Net interest income	20,951	20,733	21,295
Benefit for credit losses	3,309	2,041	2,155
Net interest income after benefit for credit losses	24,260	22,774	23,450
Investment gains, net	952	1,522	1,256
Fair value gains (losses), net	1,121	(1,211)	(1,081)
Fee and other income	979	2,227	966
Non-interest income	3,052	2,538	1,141
Administrative expenses:
Salaries and employee benefits	(1,451)	(1,328)	(1,336)
Professional services	(1,032)	(933)	(955)
Other administrative expenses	(576)	(476)	(450)
Total administrative expenses	(3,059)	(2,737)	(2,741)
Foreclosed property expense	(617)	(521)	(644)
Temporary Payroll Cut Continuation Act of 2011 (“TCCA”) fees	(2,284)	(2,096)	(1,845)
Other expenses, net	(1,253)	(1,511)	(1,028)
Total expenses	(7,213)	(6,865)	(6,258)
Income before federal income taxes	20,099	18,447	18,333
Provision for federal income taxes	(4,140)	(15,984)	(6,020)
Net income	15,959	2,463	12,313
Other comprehensive loss:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(344)	(206)	(642)
Other, net of taxes	(4)	—	(6)
Total other comprehensive loss	(348)	(206)	(648)
Total comprehensive income	15,611	2,257	11,665
Net income	$15,959	$2,463	$12,313
Dividends distributed or available for distribution to senior preferred stockholder	(12,613)	(8,944)	(12,236)
Net income (loss) attributable to common stockholders	$3,346	$(6,481)	$77
Earnings (loss) per share:
Basic	$0.58	$(1.12)	$0.01
Diluted	0.57	(1.12)	0.01
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762
Diluted	5,893	5,762	5,893

See Notes to Consolidated Financial Statements in 2018 Form 10-K

Fourth Quarter and Full Year 2018 Results	13

FANNIE MAE
(In conservatorship)
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2018	2017	2016
Cash flows provided by (used in) operating activities:
Net income	$15,959	$2,463	$12,313
Reconciliation of net income to net cash used in operating activities:
Amortization of cost basis adjustments	(5,949)	(6,641)	(6,821)
Benefit for credit losses	(3,309)	(2,041)	(2,155)
Valuation gains	(911)	(1,573)	(472)
Current and deferred federal income taxes	3,680	14,369	4,309
Net gains related to the disposition of acquired property and preforeclosure sales, including credit enhancements	(1,785)	(2,426)	(3,124)
Other, net	440	(406)	(1,778)
Net change in trading securities	(5,454)	4,511	(3,005)
Interest payment on discounted debt	(423)	(4,043)	(247)
Net cash provided by (used in) operating activities	2,248	4,213	(980)
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	182	1,206	1,840
Proceeds from sales of trading securities held for investment	96	241	1,618
Proceeds from maturities and paydowns of available-for-sale securities	695	2,009	2,927
Proceeds from sales of available-for-sale securities	760	1,990	11,378
Purchases of loans held for investment	(172,155)	(189,593)	(233,935)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	15,082	22,557	25,294
Proceeds from sales of loans acquired as held for investment of Fannie Mae	17,511	10,241	5,222
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	401,045	435,637	543,690
Advances to lenders	(108,294)	(123,687)	(140,147)
Proceeds from disposition of acquired property and preforeclosure sales	9,321	12,221	16,115
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	(13,468)	10,945	(3,065)
Other, net	78	641	116
Net cash provided by investing activities	150,853	184,408	231,053
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	789,355	1,034,742	982,272
Payments to redeem debt of Fannie Mae	(834,366)	(1,082,427)	(1,042,861)
Proceeds from issuance of debt of consolidated trusts	357,846	383,793	437,392
Payments to redeem debt of consolidated trusts	(471,151)	(514,637)	(580,642)
Payments of cash dividends on senior preferred stock to Treasury	(9,372)	(12,015)	(9,624)
Proceeds from senior preferred stock purchase agreement with Treasury	3,687	—	—
Other, net	63	6	14
Net cash used in financing activities	(163,938)	(190,538)	(213,449)
Net increase (decrease) in cash, cash equivalents and restricted cash	(10,837)	(1,917)	16,624
Cash, cash equivalents and restricted cash at beginning of period	60,260	62,177	45,553
Cash, cash equivalents and restricted cash at end of period	$49,423	$60,260	$62,177
Cash paid during the period for:
Interest	$110,415	$109,480	$104,318
Income taxes	460	3,090	1,711
Non-cash activities:
Net mortgage loans acquired by assuming debt	$231,478	$258,312	$275,710
Net transfers from mortgage loans of Fannie Mae to mortgage loans of consolidated trusts	185,310	193,809	223,705
Transfers from advances to lenders to loans held for investment of consolidated trusts	102,865	118,282	130,886
Net transfers from mortgage loans to acquired property	8,131	10,262	13,768
Transfers of mortgage loans from held for investment to held for sale	21,960	12,886	3,878

See Notes to Consolidated Financial Statements in 2018 Form 10-K

Fourth Quarter and Full Year 2018 Results	14

FANNIE MAE
(In conservatorship)
Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Non Controlling Interest	Total Equity (Deficit)
	Senior Preferred	Preferred	Common
Balance as of December 31, 2015	1	556	1,158	$117,149	$19,130	$687	$(126,942)	$1,407	$(7,401)	$29	$4,059
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	(29)	(29)
Senior preferred stock dividends paid ($9,623.37/share)	—	—	—	—	—	—	(9,624)	—	—	—	(9,624)
Comprehensive income:
Net income	—	—	—	—	—	—	12,313	—	—	—	12,313
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $30)	—	—	—	—	—	—	—	(55)	—	—	(55)
Reclassification adjustment for gains included in net income (net of taxes of $316)	—	—	—	—	—	—	—	(587)	—	—	(587)
Other, net of taxes	—	—	—	—	—	—	—	(6)	—	—	(6)
Total comprehensive income											11,665
Balance as of December 31, 2016	1	556	1,158	$117,149	$19,130	$687	$(124,253)	$759	$(7,401)	$—	$6,071
Senior preferred stock dividends paid ($12,015.34/share)	—	—	—	—	—	—	(12,015)	—	—	—	(12,015)
Comprehensive income:
Net income	—	—	—	—	—	—	2,463	—	—	—	2,463
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $28)	—	—	—	—	—	—	—	53	—	—	53
Reclassification adjustment for gains included in net income (net of taxes of $139)	—	—	—	—	—	—	—	(259)	—	—	(259)
Total comprehensive income											2,257
Other	—	—	—	—	—	—	—	—	1	—	1
Balance as of December 31, 2017	1	556	1,158	$117,149	$19,130	$687	$(133,805)	$553	$(7,400)	$—	$(3,686)
Senior preferred stock dividends paid ($9,372.35/share)	—	—	—	—	—	—	(9,372)	—	—	—	(9,372)
Increase to senior preferred stock	—	—	—	3,687	—	—	—	—	—	—	3,687
Comprehensive income:
Net income	—	—	—	—	—	—	15,959	—	—	—	15,959
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $21)	—	—	—	—	—	—	—	(79)	—	—	(79)
Reclassification adjustment for gains included in net income (net of taxes of $70)	—	—	—	—	—	—	—	(265)	—	—	(265)
Other, net of taxes	—	—	—	—	—	—	—	(4)	—	—	(4)
Total comprehensive income											15,611
Reclassification related to Tax Cuts and Jobs Act	—	—	—	—	—	—	(117)	117	—	—	—
Balance as of December 31, 2018	1	556	1,158	$120,836	$19,130	$687	$(127,335)	$322	$(7,400)	$—	$6,240

See Notes to Consolidated Financial Statements in 2018 Form 10-K

Fourth Quarter and Full Year 2018 Results	15